EXHIBIT 10.8.3

AMENDMENT NO. 1 TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 to Executive Employment Agreement (this “Amendment”) is entered into as of November 19, 2003 by and between Staktek Corporation, a Texas corporation (the “Company”) and David G. Boone (“Executive;” collectively, the “Parties”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in that certain Executive Employment Agreement, dated August 20, 2003, between the Company and the Executive (the “Agreement”). Each reference to a section number shall, unless otherwise expressly provided herein, refer to such enumerated section of the Agreement.

RECITALS

A. The Agreement currently provides that, subject to the terms and conditions of the Agreement, the Company agrees to employ Executive as its Vice President and Chief Financial Officer and that the Executive agrees to perform the duties associated with that position diligently and to the reasonable satisfaction of the Company’s Board of Directors.

B. The Company’s Board of Directors has determined it to be in the best interests of the Company to hire a Chief Financial Officer other than the Executive, but each of the Company and the Executive wishes to continue Executive’s employment as Vice President of Finance.

C. The Agreement currently contains severance provisions that are applicable in the event Executive voluntarily terminates his employment with the Company as a result of a reduction in Executive’s employment status, duties, compensation or benefits without Executive’s consent.

D. Each of the Company and the Executive wish to amend the Agreement as provided in this Amendment in connection with Executive’s continuing his employment relationship with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“ 1. Employment. Effective on the Effective Date (as defined in Section 2), and subject to the terms and conditions of the Agreement, the Company agrees to employ Executive as its Vice President of Finance, and Executive agrees to perform the duties associated with that position diligently and to the reasonable satisfaction of the Company’s Board of Directors. From the Effective Date until termination of this Agreement, Executive will devote Executive’s full business time, attention and energies to the business of the Company. Executive will report to the Vice President and Chief Financial Officer of the Company and will comply with the directives, policies and guidelines established by the Company’s Board of Directors from time to time.”

2. The fourth sentence of Section 2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“For purposes of this Agreement, a termination of employment is for “Cause” if the termination occurs because of Executive’s: (i) unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes, or could reasonably be expected to cause, material harm to the Company; (ii) conviction of, or plea of “guilty” or “no contest” to, a felony in the jurisdiction in which committed or any crime involving moral turpitude; (iii) willful misfeasance or gross misconduct in the performance of Executive’s duties; (iv) substance abuse that in any manner materially interferes with the performance of Executive’s duties; (v) chronic absence from work for reasons other than illness or or (vi) continued failure to perform Executive’s assigned duties, after receiving written and reasonable notice from the Company and an opportunity of at least sixty (60) days to correct any such failure and/or dispute the original notice.”

3. The last sentence of Section 2 of the Agreement is hereby amended to add the following proviso at the end:

“; provided, however, that in no event shall a termination without ‘Cause’ include Executive’s voluntary termination as a result of this Amendment changing Executive’s status, duties or benefits from Vice President and Chief Financial Officer to Vice President of Finance if such voluntary termination occurs after the earlier of (i) April 30, 2004 or (ii) the closing of the Company’s initial public offering of its Common Stock (the earlier of (i) or (ii) being the ‘Transition Term Date.’”

4. The second sentence of Section 3(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

“This lump sum payment plus the accelerated vesting of Options set forth in Section 3(c) above plus the rights of Executive in Section 3(f), if any, below shall be referred to collectively as the ‘Severance Benefits.’”

5. The following Section 3(f) and 3(g) are hereby inserted immediately following the current Section 3(e) of the Agreement:

“ (f) Except as provided in Section 3(g) below, if this Agreement is terminated for any reason prior to the Transition Term Date or Executive voluntarily terminates his employment as of the Transition Term Date, Executive shall be entitled to the following:

(i) Executive may keep at no charge to Executive, his work laptop computer, including accessories, provided that, as a condition thereto, Executive must return to the Company all confidential and proprietary information of the Company contained in the property, on any computer disks, or otherwise within Executive’s possession, custody or control. To accomplish the return of all confidential and proprietary information stored in the property, Executive agrees to deliver the property to a designated Company representative at such time as is designated by Company, who will endeavor to ensure that all confidential proprietary information is retrieved. Executive will be permitted to retain copies of agreements between himself and the Company and other materials uniquely personal to Executive’s employment with the Company; and

(ii) The Company will make available and contribute to retiree health insurance coverage for Executive that provides health insurance benefits equal to those available to employees generally. The obligations of the Company pursuant to this Section 3(f)(ii) shall terminate upon the earlier to occur of (i) January 31, 2006 or (ii) the last date that Executive remains eligible for such benefits under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.”

6. References to “Agreement” in the Agreement shall be deemed to refer to the Agreement as amended by this Amendment.

7. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together constitute one and the same instrument.

Signature Page Follows.

IN WITNESS WHEREOF, the Parties have entered into this Amendment as of the date first written above.

STAKTEK CORPORATION

By:	/s/ James Cady
James Cady
President and Chief Executive Officer

DAVID G. BOONE

/s/ David Boone
David G. Boone

Signature Page to Amendment No. 1 to Executive Employment Agreement